ABSOLUTE CAPITAL MANAGEMENT, LLC

Code of Ethics

Preamble

This Code of Ethics (“Code”) is being adopted for Absolute Capital Management LLC (“ACM”). This Code is designed to comply with Rule 17j-l of the Investment Company Act of 1940 (“1940 Act”) and Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”). Rule 17j-1 and Rule 204A-1 apply because ACM serves as investment adviser to the Neiman Tactical Income Fund (“Fund”), as well as other individual and institutional customers. This Code seeks to serve and safeguard ACM’s clients by setting forth provisions reasonably necessary to ensure compliance with applicable federal securities laws.

Issue

The Code of Ethics is predicated on the principle that ACM owes a fiduciary duty to its clients. Accordingly, ACM’s employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, ACM must:

  Place client interests ahead of ACM’s – As a fiduciary, ACM must serve in its clients’ best interests. In other words, ACM employees may not benefit at the expense of advisory clients.
  This concept is particularly relevant when employees are making personal investments in securities traded by advisory clients.
  Engage in personal investing that is in full compliance with ACM’s Code of Ethics –
  Employees must review and abide by ACM’s Personal Securities Transaction and Insider Trading Policies.
  Avoid taking advantage of your position – Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with ACM, or on behalf of an advisory client, except in compliance with the Gift Policy as described below.
  Maintain full compliance with the Federal Securities Laws1 – Employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act.

Any questions with respect to ACM’s Code of Ethics should be directed to the CCO and/or a Managing Director. As discussed in greater detail below, employees must promptly report any violations of the Code of Ethics to the CCO. All reported Code of Ethics violations will be treated as being made on an anonymous basis.

With regard to ACM’s service as investment adviser to the Fund, Rule 17j-1 imposes additional duties.2 Under Rule 17j-1, it is unlawful for certain persons, including any officer, director or trustee of the

1 “Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

2 Rule 17j-1 requires that the Adviser adopt a written code of ethics (a separate document), which must be approved by the Board of Trustees of the Fund. Prior to approval, ACM’s CCO submitted a certification to the Board of Trustees that ACM has adopted the procedures contained herein which are reasonably designed to prevent Access Persons from violating the Code of Ethics. Any material change to this Code of Ethics must be approved by the Board of Trustees within 6 months of the adoption of the change.

Adviser, in connection with the purchase or sale by such person of a security “held or to be acquired” by the Fund:3

(1)	To employ any device, scheme or artifice to defraud the Fund;

(2)	To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

(3)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or

(4)	To engage in any manipulative practice with respect to the Fund.

Any questions with respect to ACM’s Code of Ethics should be directed to the CCO and/or a Managing Director. As discussed in greater detail below, employees must promptly report any violations of the Code of Ethics to the CCO. All reported Code of Ethics violations will be treated as being made on an anonymous basis.

Risks

In developing these policy and procedures, ACM considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

  One or more employees engage in an excessive volume of personal trading (as determined by the CCO) that detracts from their ability to perform services for clients.
  Employees take advantage of their position by accepting excessive gifts or other gratuities (including access to IPO investments) from individuals seeking to do business with ACM.
  Access Persons4 are not aware of what constitutes insider information.
  The personal trading of employees does not comply with certain provisions of Rule 204A-1 under the Advisers Act and Rule 17j-1 of the Investment Company Act.
  Employees serve as trustees and/or directors of outside organizations. (This could present a potential conflict in a number of ways, for example, if the organization is one of ACM’s service providers.)

ACM has established the following guidelines to effectuate and monitor ACM’s Code of Ethics.

Guiding Principles & Standards of Conduct

All employees, directors, officers and partners of ACM, and consultants closely associated with the firm, will act with competence, dignity and integrity, in an ethical manner, when dealing with clients, the public, prospects, third-party service providers and fellow employees.

3 A security “Held or to be Acquired” by the Fund means any security which, if within the most recent fifteen (15) days (i) is or has been held by the Fund or any other client; (ii) is being or has been considered by the Fund or ACM for purchase by the Fund or any other client; and (iii) any option to purchase or sell, and any security convertible into or exchangeable for such a security.

4 “Access Person” means any Supervised Person (i) who has access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding portfolio holdings, or (ii) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. “Supervised Person” means any of the adviser’s officers, partners, directors (or other persons occupying a similar status or performing similar functions), or employees or any other person who provides investment advice on the adviser’s behalf an dis subject to the adviser’s supervision or control.

The following set of principles frame the professional and ethical conduct that ACM expects from its employees and consultants:

  Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets;
  Place the integrity of the investment profession, the interests of clients, and the interests of ACM above one’s own personal interests;
  Adhere to the fundamental standard that you should not take inappropriate advantage of your position;
  Avoid any actual or potential conflict of interest;
  Conduct all personal securities transactions in a manner consistent with this policy;
  Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;
  Practice and encourage others to practice in a professional and ethical manner that will reflect credit on yourself and the profession;
  Promote the integrity of, and uphold the rules governing, capital markets;
  Maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals.
  Comply with applicable provisions of the federal securities laws.

Policies and Procedures

ACM’s CCO shall notify each Access Person (defined above) that he or she is subject to the provisions of this Code, and shall deliver a copy of this Code to each Access Person, and each such Access Person shall provide written acknowledgement of the Code’s receipt on an as hired, as amended and annual basis.

1. Personal Securities Transaction Policy

Employees may not purchase or sell any security in which the employee has a beneficial ownership unless the transaction occurs in an exempted security or the employee has complied with the Personal Security Transaction Policy set forth below.

Pre-Clearance Procedures

ACM’s employees must have written clearance for all personal securities transactions in an initial public offerings and any other limited offering5 before completing the transactions. ACM reserves the right to disapprove any proposed transaction that may have the appearance of improper conduct. For transactions that require pre-clearance employees shall complete ACM’s Pre-Clearance Form (See Attachment A) or may request pre-clearance via email. All pre-clearance requests must be submitted to ACM’s CCO or someone so designated by the CCO with the CCO’s oversight. Once pre-clearance is granted to an employee, such employee may only transact in that security for the remainder of the day. If the employee wishes to transact in that security on the following or any other day, they must again obtain pre-clearance

5 “Limited Offering” is defined as an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rules 504,505, or 506 of Regulation D. “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

from the CCO or his designee. Unless otherwise noted, no pre-clearance is required for securities transactions that do not involve private placements or initial public offerings.

Securities and Instruments that are not Securities

ACM will regard the following as securities for purposes of complying with this policy: any note, stock, treasury security, bond, closed-end mutual fund, exchange-traded fund, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, fractional undivided interest in oil, gas, or other mineral rights, any options, or in general, any interest or instrument commonly known as a security. Futures and options on any group or index of securities shall be considered securities.

Exempt Securities

ACM requires Access Persons to provide quarterly transaction reports (See Reporting.) regarding transactions and holdings in any security, as that term is defined in Section 202(a)(18) of the Advisers Act (“Reportable Security”). However, as noted in Rule 204A-1 and Rule 17j-1, the term Reportable Security does not include:

  Direct obligations of the Government of the United States;
  Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
  Shares issued by money market funds;
  Shares issued by open-end funds other than Reportable Funds6; and
  Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

Beneficial Ownership

Employees are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. Employees have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction. The following are examples of indirect pecuniary interests in securities:

  Securities held by members of employees’ immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law.
  Adoptive relationships are included;
  Employees’ interests as a general partner in securities held by a general or limited partnership; and
  Employees’ interests as a manager/member in the securities held by a limited liability company.

Employees do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

6 “Reportable Fund” means (a) any fund for which ACM serves as the investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940. (ACM must be approved by the Fund's Board of Trustees (as noted above)); or (b) any fund whose investment adviser or principal underwriter controls ACM, is controlled by ACM, or is under common control with ACM. Currently, the Neiman Tactical Income Fund is considered to be a Reportable Fund.

The following circumstances constitute beneficial ownership by employees of securities held by a trust:

  Ownership of securities as a trustee where either the employee or members of the employees’ immediate family have a vested interest in the principal or income of the trust;
  Ownership of a vested beneficial interest in a trust; and
  An employee’s status as a settlor/grantor of a trust, unless the consent of all of the beneficiaries is required in order for the employee to revoke the trust.

Exempt Transactions

The following transactions are considered exempt transactions:

  Any transaction in an account over which the employee does not have any direct or indirect influence or control. For example, presuming that such relatives do not reside in the same household as the employee, accounts of family members outside of the immediate family would not be subject to review.
  Any transactions occurring in an account that is managed on a fully-discretionary basis by an unaffiliated money manager.
  Purchases that are part of an automatic investment plan.7
  Purchases of securities by the exercise of rights issued to holders of a class of securities on a pro- rata basis.
  Acquisitions or dispositions of securities as a result of a stock dividend, stock split, or other corporation actions.

In addition, from time to time, the CCO may exempt certain transactions on a trade-by-trade basis.

Reporting

In order to provide ACM with information to enable it to determine with reasonable assurance any indications of scalping, front-running or the appearance of a conflict of interest with the management of ACM clients, each employee of ACM shall submit the following reports in the forms attached hereto to the CCO showing all transactions in Reportable Securities in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership except for exempt transactions. (See Exemptions.)

Quarterly Transaction Reports

Employees shall be required to submit to ACM a Quarterly Personal Securities Transaction Report (See Attachment B.) no later than thirty (30) days after the end of each calendar quarter. Employees may submit a copy of their account statements in lieu of filling out the table in the report. The quarterly transaction reports (and/or brokerage statements) shall contain at least the following information for each transaction in a Reportable Security in which the employee had, or as a result of the transaction acquired, any direct or indirect beneficial ownership8: (a) the date of the transaction, the title, and as applicable the

7 “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

8 “Beneficial Ownership,” as set forth under Rule 16a-1(a)(2), determines whether a person is subject to the provision of Section 16 of the Securities Exchange Act of 1934, and the rules and regulations thereunder, which generally encompasses those situations in which the beneficial owner has the right to enjoy some direct or indirect “pecuniary interest” (i.e., some economic benefit) from the ownership of a security. This may also include securities held by members of an employee’s immediate family sharing the same household; provided however, this presumption may be rebutted. The term immediate family means any child, exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved; (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (c) the price of the Reportable Security at which the transaction was effected; (d) the name of the broker, dealer or bank with or through which the transaction was effected; and (e) the date that the report is submitted.

Initial and Annual Holdings Reports

New ACM employees are required to report all of their personal securities holdings (note that the Initial and Annual Holdings Reports must include a listing of all Reportable Security holdings, as well as the names of all accounts containing any securities) not later than 10 days after the commencement of their employment. They may do so by completing the Initial Holdings Report. (See Attachment C.) Employees may provide a copy of the most recent quarter’s brokerage statement as well as any new purchases / sales as of the commencement of employment in lieu of filling out the table in the report. The Initial Holdings Report must be current as of a date not more than 45 days prior to the date the person becomes an employee.

Existing employees are required to provide ACM with a complete list of securities holdings on an annual basis. They may do so by completing the Annual Holdings Report. (See Attachment D.) Employees may provide a copy of the year-end brokerage statement. The report shall be current as of December 31st, which is a date no more than 45 days from the final date the report is due to be submitted.

Each Initial and Annual Holdings Report must contain, at a minimum: (a) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person's direct or indirect benefit; and (c) the date the Access Person submits the report.

Interim Reports

With respect to any personal securities holdings established by an Access Person during any quarter, in which Reportable Securities are held for the direct or indirect benefit of the Access Person, the Access Person much report the following information, at a minimum to the CCO: (a) the date that the account of investment was established; (b) the name of any broker, dealer or bank with which the Access Person maintains the account; and (c) the date that the report is submitted;.

Exceptions from Reporting Requirements

Employees are not required to submit: (a) a transaction or Initial and Annual Holdings Report with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control, and (b) a transaction report with respect to transactions effected pursuant to an automatic investment plan.

stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and includes adoptive relationships. Any report of beneficial ownership required thereunder shall not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Securities to which the report relates.

Trading and Review

ACM strictly forbids “front-running” client accounts, which is a practice generally understood to be employees personally trading ahead of client accounts. The CCO will closely monitor employees’ investment patterns to detect these abuses. The CCO shall conduct post trade reviews of ACM employee’s personal trading by reviewing Quarterly Transaction Reports.

Reporting Violations and Remedial Actions

ACM takes the potential for conflicts of interest caused by personal investing very seriously. As such, ACM requires its employees to promptly report any violations of the Code of Ethics to the CCO. ACM’s management is aware of the potential matters that may arise as a result of this requirement, and shall take action against any employee that seeks retaliation against another for reporting violations of the Code of Ethics. ACM has zero tolerance for retaliatory actions and therefore may subject offenders to more severe action than set forth below. In order to minimize the potential for such behavior, all reports of Code of Ethics violations will be treated as being made on an anonymous basis.

ACM has implemented remedial actions that are designed to discourage its employees from violating the Personal Securities Transaction Policy. Employees should be aware that ACM reserves the right to impose varied sanctions on policy violators depending on the severity of the policy violation.

  1st Violation – Verbal warning;
  2nd Violation – Written warning that will be included in the employee’s file, and disgorgement of profits to a charity specified by the employee; and
  3rd Violation – Written warning, disgorgement of profits to a charity and monetary fine to be donated to a charity specified by the employee; and
  4th Violation – Possible termination of employment.

The CCO shall promptly report to the Board of Trustees of the Fund all apparent violations of this Code and the reporting requirements thereunder. When the CCO finds that a transaction otherwise reportable to the Board of Trustees could not reasonably be found to have resulted in a fraud, deceit or manipulative practice in violation of Rule 17j-l(b), the CCO may, in his discretion, lodge a written memorandum of such finding and the reasons therefore with the reports made pursuant to this Code, in lieu of reporting the transaction to the Fund’s Board of Trustees.

Annual Reporting to the Board of Trustees

ACM shall each prepare an annual written report relating to this Code to the Fund’s Board of Trustees. Such annual report shall:

  summarize existing procedures concerning personal investing and any changes in the procedures made during the past year;
  describe any issues arising under this Code or procedures since the last report to the Fund’s Chief Compliance Officer including, but not limited to, information about material violations of this Code or procedures and sanctions imposed in response to the material violations.
  identify any recommended changes in the existing restrictions or procedures based upon the experience of ACM under this Code, evolving industry practices or developments in applicable laws or regulations; and
  certify that ACM has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

Disclosure

ACM shall describe its Codes of Ethics to clients in Form ADV Part 2 and, upon request, furnish clients with a copy of the Code of Ethics. All client requests for ACM’s Code of Ethics shall be directed to the CCO.

Recordkeeping

ACM shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of the SEC or ACM’s management.

  A copy of this policy and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;
  A record of any violation of this policy and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;
  A record of all written acknowledgements (annual certifications) as required by this policy for each person who is currently, or within the past five years was, an employee of ACM;
  A copy of each report made pursuant to this policy by an employee, including any information provided in lieu of reports, shall be preserved by the firm for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;
  A list of all persons who are, or within the past five years have been, required to make reports pursuant to this policy, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place; and
  ACM shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition of any limited offering or IPO by employees for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.
  A copy of each written report to the Fund’s Chief Compliance Officer and/or Board of Trustees, as noted above.

2. Insider Trading Policy

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser's business, to prevent the misuse of material nonpublic information by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, ACM has instituted procedures to prevent the misuse of nonpublic information. The CCO will provide training to all employees regarding ACM’s Insider Trading Policy as hired, annually or as amended.

Although “insider trading” is not defined in securities laws, it is generally thought to be described as trading either personally or on behalf of others on the basis of material nonpublic information or communicating material nonpublic information to others in violation of the law. In the past, securities laws have been interpreted to prohibit the following activities:

  Trading by an insider while in possession of material nonpublic information; or
  Trading by a non-insider while in possession of material nonpublic information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

  Communicating material nonpublic information to others in breach of a fiduciary duty.
  ACM’s Insider Trading Policy applies to all of its employees. Any questions should be directed to the CCO and/or a Managing Director.

Whom Does the Policy Cover?

At the time that each individual is hired, ACM’s Managing Director and CCO will determine the scope of access to be provided to such individual and whether that individual will be considered an Access Person of the firm. ACM’s personal trading policies apply to all Access Persons as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the Access Person is an officer, director or 10% or greater stockholder and a partnership of which the Access Person is a partner unless the Access Person has no direct or indirect control over the partnership. .

What Information is Material?

Individuals may not be held liable for trading on inside information unless the information is material. “Material information” is generally defined as information for which there is a substantial likelihood that an investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Advance knowledge of the following types of information is generally regarded as “material”:

  Dividend or earnings announcements
  Write-downs or write-offs of assets
  Additions to reserves for bad debts or contingent liabilities
  Expansion or curtailment of company or major division operations
  Merger, joint venture announcements
  New product/service announcements
  Discovery or research developments
  Criminal, civil and government investigations and indictments
  Pending labor disputes
  Debt service or liquidity problems
  Bankruptcy or insolvency problems
  Tender offers, stock repurchase plans, etc.
  Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material nonpublic information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may effect the price of a security, and therefore be considered material.

What Information is Nonpublic?

In order for issues concerning insider trading to arise, information must not only be material, but also non-public. “Nonpublic” information generally means information that has not been available to the investing public.

Once material nonpublic information has been effectively distributed to the investing public, it is no longer classified as material nonpublic information. However, the distribution of nonpublic information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, nonpublic information does not change to public information solely by selective dissemination.

ACM’s employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material nonpublic information. Whether the “tip” made to the employee makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure. The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Employees may also become insiders or tippees if they obtain material nonpublic information by happenstance, at social gatherings, by overhearing conversations, etc.

Penalties for Trading on Insider Information

Severe penalties exist for firms and individuals that engage in the act of insider trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of insider trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

Procedures to follow if an Employee Believes that he/she Possesses Material Nonpublic Information

If an employee has questions as to whether they are in possession of material nonpublic information, they must inform the CCO and a Managing Director as soon as possible. From this point, the employee, CCO and the Managing Director will conduct research to determine if the information is likely to be considered important to investors in making investment decisions, and whether the information has been publicly disseminated. In addition, on an as hired and annual basis, all employees are required to complete ACM’s Conflicts of interest Questionnaire which is designed to provide a reminder to employees regarding their disclosure responsibilities with respect to any actual or perceived conflict of interest (including the receipt of material nonpublic information) to the CCO and Managing Director.

Given the severe penalties imposed on individuals and firms engaging in insider trading, employees:

  Shall not trade the securities of any company in which they are deemed insiders who may possess material nonpublic information about the company.
  Shall not engage in securities transactions of any company, except in accordance with ACM’s Personal Securities Transaction Policy and the securities laws.
  Shall submit personal security trading reports in accordance with the Personal Security Transaction Policy.
  Shall not discuss any potentially material nonpublic information with colleagues, except as specifically required by their position.
  Shall immediately report the potential receipt of nonpublic information to the CCO and a Managing Director.
  Shall not proceed with any research, trading, etc. until the CCO and Managing Director inform the employee of the appropriate course of action.

3. Outside Business Activities Policy

Employees may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Employees may also receive compensation for such activities.

At certain times, ACM may determine that it is in its clients’ best interests for an employee(s) to serve as officers or on the board of directors of outside organizations. For example, a company held in clients’ portfolios may be undergoing a reorganization that may affect the value of the company’s outstanding securities and the future direction of the company. Service with organizations outside of ACM can, however, raise serious regulatory issues and concerns, including conflicts of interests and may result in access to material nonpublic information.

As an outside board member or officer, an employee may come into possession of material nonpublic information about the outside company, or other public companies. It is critical that a proper information barrier be in place between ACM and the outside organization, and that the employee does not communicate such information to other ACM employees in violation of the information barrier.

Similarly, ACM may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the employee must not be involved in the decision to retain or hire ACM.

ACM employees are prohibited from engaging in outside business activities without the prior written approval from the CCO. Approval will be granted on a case by case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made in Form ADV Part 2. In addition, employees must confirm their outside business activities via the annual Conflicts of Interest Questionnaire. This annual disclosure will help ensure that the CCO has an accurate record of all requests for approval.

4. Gifts Policy

Employees may not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with ACM, or on behalf of an advisory client. However, employees may accept gifts from a single giver in aggregate amounts not exceeding $100, and may attend business meals, sporting events and other entertainment events at the expense of a giver, as long as the expense is reasonable and both the giver(s) and the employee(s) are present. Employees must report their acceptance of any reportable gift (i.e., exceeding $100) to the CCO immediately upon receipt.

ACM and its employees are prohibited from giving gifts that may be deemed as excessive, and must obtain approval from the CCO prior to giving any gift in excess of $100 to any client, prospective client or any individual that ACM is seeking to do business with. However, employees may attend business meals, sporting events and other entertainment events with these individuals at the expense of ACM, as long as the expense is reasonable and both the client, prospective client or any individual(s) that ACM is seeking to do business with and the employee(s) are present.

Employees are reminded that notwithstanding this policy, any gratuity provided by ACM to labor unions or union representatives that have an “interest” in the Taft-Hartley fund (including the members covered by the Taft-Hartley fund) in excess of $250 per fiscal year are required to be reported additionally to the Department Labor via Form LM-10 within 90 days following the end of ACM’s fiscal year. The

Department of Labor has issued further guidance on the filing of Form LM-10 through its website (www.dol.gov).

The CCO shall track all reportable entertainment and gifts as part of ACM’s Gift Log in the Compliance Program. In addition, employees must provide the CCO with a list of all reportable gifts given and/or received via the annual Conflicts of Interest Questionnaire. This annual disclosure will help ensure that the CCO has an accurate record of all requests for approval.

5. Political Contributions & Pay to Play Policy

Pay to Play is the practice of making campaign contributions and related payments to elected officials in order to influence the awarding of lucrative contracts for the management of public pension plan assets and similar government investment accounts. The SEC has adopted new measures to curtail Pay to Play practices by registered investment advisers. Currently, ACM does not provide investment management services to any government related or public pension plan clients, however, ACM’s prohibitions with respect to political contributions and pay to play practices are as follows:

1.	Employees are prohibited from asking another person or political action committee to make a contribution to an elected official (or candidate) that may influence the selection of an investment adviser.

2.	Employees are prohibited from making payment to a political party of a state or locality where ACM is seeking to provide investment advisory services to a government related entity.

3.	Employees are prohibited from directing or funding contributions through third parties such as spouses, lawyers, or other entities if that conduct would violate the rule if the employee were to do it directly. This provision prevents employees from circumventing the rule by directing or funding contributions through third parties.

4.	ACM is prohibited from paying a third party to solicit a government client unless that third party is an SEC registered investment adviser or broker-dealer that is subject to similar pay to play restrictions.

Employees must obtain written consent from the CCO prior to making any political contribution. Pursuant to the SEC’s de minimus provision, an employee may make contributions of up to $350 per election per candidate if the employee is entitled to vote for the candidate and up to $150 per election per candidate if the employee is not entitled to vote for the candidate. Again, prior written approval of the CCO is required.

In addition, employees must provide the CCO with a list of their political contributions via the annual Conflicts of Interest Questionnaire. This annual disclosure will help ensure that the CCO has an accurate record of all requests for approval. The reporting of a political contribution does not relieve any employee from the obligations and policies set forth in this Manual. If an employee has any questions or concerns about the appropriateness of any political contribution, they are instructed to consult the CCO or Managing Director.

Responsibility

The CCO will be responsible for administering the Code of Ethics. All questions regarding this policy should be directed to the CCO or the Managing Directors.